UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Community First, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY FIRST, INC.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
March 27, 2009
Dear Shareholder:
          You are cordially invited to attend the Annual Meeting of Shareholders of Community First, Inc. scheduled for April 21, 2009, at 4:00 p.m., at the Vest Hall located on the campus of Columbia Academy in Columbia, Tennessee at 1101 West 7th Street.
          Details regarding the business to be conducted are described in detail in the attached Notice of Shareholders Meeting and Proxy Statement.
          Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. We ask that you please sign, date and return the enclosed proxy card at your earliest convenience.
          I hope that you will be able to attend the Shareholders Meeting on April 21, 2009.
Sincerely,
Eslick E. Daniel, M.D.
Chairman of the Board
Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS OF COMMUNITY FIRST, INC. TO BE HELD ON APRIL 21, 2009
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM AND PROCEDURES
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE AND DIRECTOR COMPENSATION
SHAREHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT AND ADDITIONAL INFORMATION

COMMUNITY FIRST, INC.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 21, 2009
          Notice is hereby given that the Annual Meeting of Shareholders (the “Shareholders Meeting”) of Community First, Inc., a Tennessee corporation and bank holding company (the “Company”), will be held at the Vest Hall located on the campus of Columbia Academy in Columbia, Tennessee at 1101 West 7th Street, on April 21, 2009, beginning at 4:00 p.m., local time, for the following purposes:
1.	To elect three (3) individuals to the Board of Directors as Class I directors, each to serve for a three (3) year term and until his or her successor is duly elected and qualified;

2.	To approve the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009; and

3.	To transact such other business as may properly come before the Shareholders Meeting or any adjournment or postponement thereof.
          Information regarding the matters to be acted upon at the Shareholders Meeting is contained in the Proxy Statement attached to this Notice.
          Only shareholders of record at the close of business on March 1, 2009 are entitled to notice of, and to vote at, the Shareholders Meeting or any adjournment(s) thereof.
          All shareholders, whether or not they expect to attend the Shareholders Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Shareholders Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Columbia, Tennessee	Marc R. Lively
March 27, 2009	President and Chief Executive Officer
YOU ARE ENCOURAGED TO ATTEND THE SHAREHOLDERS MEETING IN PERSON. IF YOU ARE UNABLE TO ATTEND THE SHAREHOLDERS MEETING, THE BOARD OF DIRECTORS REQUESTS THAT, AT YOUR EARLIEST CONVENIENCE, YOU COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID REPLY ENVELOPE.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on April 21, 2009
     Pursuant to rules promulgated by the Securities and Exchange Commission, we have provided access to these proxy statement materials (which include this proxy statement (including all attachments), a form of proxy card, our 2008 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.
     This proxy statement, the Company’s 2008 Annual Report and a form of proxy card are available at http://www.cfpproxy.com/6437.
     Any shareholder who desires a copy of our 2008 Annual Report to Shareholders or our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, may obtain a copy without charge by visiting http://www.cfpproxy.com/6437, by addressing a request to: Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401, Attention: Dianne Scroggins or by calling (931) 380-2265.
     The Shareholders Meeting will be held April 21, 2009 at 4:00 p.m. local time at the Vest Hall of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401. In order to obtain directions to attend the Shareholders Meeting, please call (931) 380-2265.
     The Proposals to be voted upon at the Shareholders Meeting, all of which are more completely set forth in this proxy statement, are as follows:
1.	To elect three (3) individuals to the Board of Directors as Class I directors, each to serve for a three (3) year term and until his or her successor is duly elected and qualified;

2.	To approve the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009; and

3.	To transact such other business as may properly come before the Shareholders Meeting or any adjournment or postponement thereof.
     Our Board of Directors recommends that you vote FOR the approval of all of the Proposals.
     For information on how to vote in person at the Shareholders Meeting, please see the section entitled “Introduction.”

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF
COMMUNITY FIRST, INC.
TO BE HELD ON
APRIL 21, 2009
INTRODUCTION
Solicitation of Proxies
          This Proxy Statement is being furnished to the shareholders of Community First, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the outstanding shares of the common stock of the Company for use at the Annual Meeting of Shareholders of the Company to be held at the Vest Hall of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401, at 4:00 p.m., local time, on Tuesday, April 21, 2009, and at any adjournment or postponement thereof (the “Shareholders Meeting”).
          The Shareholders Meeting is being held to (a) elect three (3) directors of the Company; (b) to approve the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009; and (c) transact such other business as may properly come before the Shareholders Meeting and any adjournment or postponement thereof. The Board of Directors of the Company knows of no other business that will be presented for consideration at the Shareholders Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated March 27, 2009, and it and the accompanying notice and proxy card are first being mailed to the shareholders of the Company on or about March 27, 2009. All costs incurred in connection with preparing, printing, assembling and mailing this Proxy Statement and any accompanying materials used in the solicitation of proxies will be paid by the Company.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on April 21, 2009:
The following proxy materials are available for you to review online at http://www.cfpproxy.com/6437:
•	This Proxy Statement (including all attachments);
•	Form of proxy card
•	The Company’s Annual Report for the fiscal year ended December 31, 2008 (which is not deemed to be part of the official proxy soliciting materials); and
•	Any amendments to the foregoing materials that are required to be furnished to stockholders.
Record Date and Revocability of Proxies
          The Company’s Board of Directors has fixed the close of business on March 1, 2009 as the record date for the determination of shareholders entitled to vote at the Shareholders Meeting. As of such date, the Company had 5,000,000 shares of Common Stock, no par value (“Common Stock”), authorized, of which 3,211,019 shares were issued and outstanding and 2,500,000 shares of preferred stock, no par value (the “Preferred Stock”), authorized, of which 17,806 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and 890 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) were issued and outstanding. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Shareholders Meeting for each share of Common Stock held of record at the close of business on March 1, 2009. Pursuant to the Company’s Amended and

Restated Charter, none of the issued and outstanding shares of Series A Preferred Stock or Series B Preferred Stock entitle a holder thereof to a vote upon any of the matters to be presented at the Shareholders Meeting.
          Any Shareholder who has given a proxy may revoke it at any time prior to its exercise at the Shareholders Meeting by (a) giving written notice to the Secretary of the Company, (b) properly submitting to the Secretary of the Company a duly executed proxy bearing a later date, or (c) appearing in person at the Shareholders Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401 Attention: Marc R. Lively, President and Chief Executive Officer.
Quorum and Shareholder Vote Required
          A quorum will be present at the meeting if at least 1,605,510 shares of Common Stock are represented in person or by valid proxy at the Shareholders Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date. According to Tennessee law and the Company’s Amended and Restated Charter and Amended and Restated Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Shareholders Meeting, whether those shareholders vote “for”, “against” or “abstain” from voting, together with any broker non-votes, will be counted as present for purposes of determining whether a quorum is present.
          Vote Required for Election of Directors. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Shareholders Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.
          Vote Required to Approve the Company’s Executive Compensation Programs and Procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009 and Other Matters. The approval of the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009 and any matter other than that enumerated above that properly comes before the Shareholders Meeting will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. A properly executed proxy marked “ABSTAIN” with respect to such proposals will not be voted on the proposal, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, abstaining from voting on such proposals will have no effect on whether such proposals are approved.
          If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
Action to be Taken Under the Proxy
          Proxies in the accompanying form that are properly executed and returned will be voted at the Shareholders Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted (a) “FOR” the election of the three (3) persons specified as nominees for directors of the Company, each of whom will serve for a three year term as discussed below and until his or her successor is elected and qualified; (b) “FOR” the approval of the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009; and (c) in the best judgment of the persons named in the enclosed proxy in connection with the transaction of such other business as may properly come before the Shareholders Meeting or any adjournment(s) thereof.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          Persons and groups beneficially owning more than 5% of Common Stock are required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing their ownership. The following table sets forth the amount and percentage of the Common Stock beneficially owned by any person or group of persons known to the Company to be a beneficial owner of more than 5% of the common stock as of the record date.

Name and Address of	Amount and Nature of	Percent of Common
Beneficial Owner	Beneficial Ownership	Stock Outstanding
	(a)

Eslick E. Daniel, MD	230,146(b)	7.17%
501 S. James M. Campbell Blvd. Columbia, TN 38401

(a)	For purposes of this table, an individual or entity is considered to “beneficially own” any share of Common Stock which he, she or it directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual or entity is deemed to be the beneficial owner of any share of common stock of which he, she or it has the right to acquire voting or investment power within 60 days of the record date.

(b)	Includes 19,296 shares of Common Stock owned by Dr. Daniel’s spouse, 100,500 shares held by the Daniel General Partnership, 7,035 shares held by various relatives, for which the director serves as custodian, 36,180 shares held by various trusts for which the director serves as trustee, and options to purchase 600 shares of Common Stock.
          The following table sets forth, as of the record date, certain information known to the Company as to Common Stock beneficially owned by each director and named executive officer of the Company (identified in the Summary Compensation Table below) and by all directors and executive officers of the Company as a group. The address for each of our directors and executive officers listed below is c/o Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401.

Name and Address of		Amount and		Percent of
Beneficial Owner	Position	Nature of	Shares	Outstanding
		Beneficial	Acquirable in 60 days(15)	Common Stock
		Ownership(1)
Eslick E. Daniel, MD 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director, Chairman of the Board of Directors	230,146(2)	600	7.17%
Marc R. Lively 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director, President and Chief Executive Officer of the Company and the Bank	107,294(3)	63,557	3.28%
Vasant Gopal Hari 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	8,439(4)	600	*

Name and Address of		Amount and		Percent of
Beneficial Owner	Position	Nature of	Shares	Outstanding
		Beneficial	Acquirable in 60	Common Stock
		Ownership(1)	days(15)
Roger Witherow 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	23,216(5)	600	*
Fred C. White 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	93,334(6)	600	2.91%
Dinah C. Vire 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	41,235.333(7)	600	1.28%
Bernard Childress 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	11,420(8)	7,400	*
Randy Maxwell 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	18,856(9)	7,400	*
H. Allen Pressnell, Jr. 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	31,813 (10)	7,400	*
Stephen F. Walker 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	23,790.813(11)	7,400	*
Dianne Scroggins 501 S. James M. Campbell Blvd. Columbia, TN 38401	Chief Financial Officer of the Company and the Bank	9,425(12)	9,425	*
Carl B. Campbell 501 S. James M. Campbell Blvd. Columbia, TN 38401	Senior Vice President and Chief Credit Officer of the Bank	20,743.6745(13)	13,225	*
Michael J. Saporito 501 S. James M. Campbell Blvd. Columbia, TN 38401	Senior Vice President and Chief Operating Officer of the Bank	9,255(14)	9,125	*
Louis E. Holloway 501 S. James M. Campbell Blvd. Columbia, TN 38401	Senior Vice President and Chief Retail Officer	500	500	*
Roger Stewart 501 S. James M. Campbell Blvd. Columbia, TN 38401	Former Senior Vice President and Chief Retail Officer	4,876.153	0	*
All executive officers and directors as a group (16 persons)	—	629,467.82	128,432	18.85%

(1)
For the purpose of computing the amount of shares owned by each beneficial owner, shares subject to stock options presently exercisable or which will be exercisable within sixty (60) days of March 1, 2009 held by such beneficial owner are deemed outstanding. Such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)
Includes 19,296 shares of Common Stock owned by Dr. Daniel’s spouse, 100,500 shares held by the Daniel General Partnership, 7,035 shares held by various relatives, for which the director serves as custodian, 36,180 shares held by various trusts for which the director serves as trustee, and options to purchase 600 shares of Common Stock.

(3)	Includes 53,326 pledged shares and options to purchase 63,557 shares of Common Stock.

(4)	Includes 2,814 shares of Common Stock owned by Mr. Hari’s spouse and options to purchase 600 shares of Common Stock.

(5)	Includes 7,705 shares of Common Stock held in an IRA owned by Mr. Witherow’s spouse and options to purchase 600 shares of Common Stock.

(6)	Includes options to purchase 600 shares of Common Stock.

(7)	Includes options to purchase 600 shares of Common Stock and 30,250 shares owned by Ms. Vire’s spouse.

(8)	Includes options to purchase 7,400 shares of Common Stock.

(9)	Includes 1,004 shares of Common Stock owned by Mr. Maxwell’s children and options to purchase 7,400 shares of Common Stock.

(10)	Includes 2,050 shares of Common Stock owned jointly with Mr. Pressnell’s spouse, and options to purchase 7,400 shares of Common Stock.

(11)	Includes 6,057.48 shares of Common Stock, which represents Mr. Walker’s share of Walker Family Partnership and options to purchase 7,400 shares of Common Stock.

(12)	Includes options to purchase 9,425 shares of Common Stock.

(13)	Includes options to purchase 13,225 shares of Common Stock.

(14)	Includes options to purchase 9,125 shares of Common Stock.

(15)	Represents options to purchase Common Stock, which are exercisable within 60 days of the record date, which are included within the Amount and Nature of Beneficial Ownership column.
Section 16(a) Beneficial Ownership Reporting Compliance
         Under federal securities laws, the Company’s directors, executive officers and greater-than-10% shareholders are required to file reports of initial ownership and reports of changes in amounts of Common Stock and other securities of the Company. Based solely on representations and information provided to the Company by the persons required to make such filings, the Company believes that all filing requirements were complied with during the last fiscal year.

PROPOSAL 1: ELECTION OF DIRECTORS
Directors Standing for Election
          The Board of Directors is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. The current Board of Directors is comprised of 10 members. Three members will be elected at the Shareholders Meeting. The Board of Directors has nominated and recommends to the shareholders Randy Maxwell, H. Allen Pressnell, Jr. and Dinah C. Vire, each of whom is an incumbent Class I director, for election as Class I directors to serve until the annual meeting of shareholders in 2012 and until such time as their respective successors are duly elected and qualified.
          The Board expects each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
          Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement. The Board of Directors recommends that shareholders vote FOR each of the three (3) director nominees set forth below.

Name	Age	Principal Occupation

Randy Maxwell	52	Mr. Maxwell is Assistant Vice President for Investments of Tennessee Farmers Mutual Insurance Company, a position he has held since 1993. He was first elected to the Board in 1999.

H. Allen Pressnell, Jr.	63
Mr. Pressnell is President and owner of Columbia Rock Products, a position he has held since 1982, and is the Chief Executive Officer and owner of Industrial Contractors Inc., positions he has held since 1982 and 1999, respectively. He was first elected to the Board in 1999.

Dinah C. Vire	57	Ms. Vire is the former manager of a physician’s office, a position she held from 1978 to 2007. Ms. Vire was first elected to the Board in 1999.

Directors Continuing in Office

Name	Age	Principal Occupation

Class II – Directors Whose Terms of Office will Expire in 2010

Fred C. White	67
Mr. White is currently a local businessman involved primarily in real estate development. From 1976 to 1999, he was the co-owner of Smelter Service Corporation, an aluminum reclamation plant. He was first elected to the Board in 2000.

Roger Witherow	60
Mr. Witherow is President of Roger Witherow & Associates, Inc., a firm specializing in executive and employee fringe benefits. He has held that position since 1976. Mr. Witherow is a registered representative and sells securities through Thoroughbred Financial Services LLC. He was first elected to the Board in 2000.

Bernard Childress	53
Mr. Childress is a former educator. He is currently the Assistant Executive Director of the Tennessee Secondary School Athletic Association, a position he has held since 1995, and is active in community activities through Leadership Maury County, the YMCA, the Rotary Club and the Maury Regional Hospital Advisory Board. He was first elected to the Board in 1999.

Stephen Walker	39
Mr. Walker is the Commercial Property Manager for Walker Family Limited Partnership, a position he has held since 1994, and is active in the Columbia Main Street Corporation. He was first elected to the Board in 1999.

Class III – Directors Whose Terms of Office will Expire in 2011

Marc R. Lively	45
Mr. Lively is the President and Chief Executive Officer of the Company and the Bank. Prior to joining the Bank in 1998, Mr. Lively managed the Tennessee Corporate Banking Group of TransFinancial Bank in Nashville, Tennessee. He was first elected to the Board in 1999.

Eslick E. Daniel, M.D.	67	Mr. Daniel is Chairman of the Board of Directors. He is a retired orthopedic surgeon and founder of Mid-Tennessee Bone and Joint Clinic, P.C. He was first elected to the Board in 1999.

Vasant Hari	60	Mr. Hari is an investor in the hospitality industry. Mr. Hari also serves as director of Community First Title, Inc. He was first elected to the Board in 2000.
          The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders can communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Community First, Inc. 501 South James M. Campbell Blvd., Columbia, Tennessee 38401. All such communications will be forwarded directly to such director.
          The Company’s Board of Directors has adopted a policy stating that directors are strongly encouraged to attend the annual meeting of shareholders. In order to encourage director attendance at the annual meeting of shareholders, a meeting of the Board of Directors is typically held the day before or directly after the annual meeting of shareholders. All directors attended the 2008 Annual Meeting of Shareholders except for Dinah C. Vire.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROGRAM AND PROCEDURES
          On February 17, 2009, President Barack Obama signed the ARRA into law, which requires companies that have received funds under the United States Treasury Department’s Capital Purchase Program (the “CPP”), as established under the Troubled Asset Relief Program (“TARP”), to permit non-binding shareholder votes on executive compensation. Because we have participated in the CPP, we are asking shareholders to approve our executive compensation programs and procedures. We are committed to achieving a high level of total return for our shareholders. Additionally, we also believe that both the Company and the shareholders benefit from constructive and consistent dialogue and therefore welcome and look forward to our shareholders response to the “Say on Pay” proposal. We believe that our compensation policies and procedures, as described in the compensation discussion and analysis below, are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. We also believe that the extensive disclosure of compensation information provided in this Proxy Statement provides our shareholders the information they need to make an informed decision as they weigh the pay of our executive officers in relation to the Company’s performance. This “Say-on-Pay” proposal gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the overall executive compensation programs and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
          Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
APPROVAL OF THIS PROPOSAL.

EXECUTIVE OFFICERS
     Information concerning the Company’s executive officers who are not also directors is set forth below.

Name	Age	Principal Occupation

Dianne Scroggins	49
Ms. Scroggins is Chief Financial Officer of Community First Inc. and Vice President and Chief Financial Officer of the Bank, positions she has held since 1998. Ms. Scroggins serves on the Asset Liability Committee and the Investment Committee. Ms. Scroggins joined the Bank in its organization phase in 1998. Prior to joining the Bank, Ms. Scroggins served as assistant cashier from 1994-1997 and Vice President in 1998 with the Middle Tennessee Bank. She served in many areas of Middle Tennessee Bank, including manager of the credit card department, investment accountant, assisted the Chief Financial Officer in the Finance Department and served on the Asset Liability Committee.

Michael J. Saporito	58
Mr. Saporito is Senior Vice President and Chief Operating Officer of the Bank and has held that position since September of 2004 when he joined the Bank. Mr. Saporito has 35 years of banking experience with several community banks. Prior to joining the Bank, Mr. Saporito served as Senior Vice President and Chief Operation Officer of Ohio Legacy Bank in Wooster, Ohio from 2003 to 2004. He served as Senior Vice President, Chief Operation Officer and Chief Information Officer of Commercial and Savings Bank in Millersburg, Ohio from 2001 to 2003 and Senior Vice President and Senior Operation Officer of The Bank/First Citizens Bank in Cleveland, Tennessee from 1996 to 2001.

Carl B. Campbell	60
Mr. Campbell is Senior Vice President and Chief Credit Officer of the Bank, positions he has held since May 2005. Prior to this time, Mr. Campbell served as the Vice President Commercial Loan Officer of the Bank. Mr. Campbell serves on the Bank’s Loan Committee. Prior to joining the Bank in 2000, Mr. Campbell was an Executive Vice President with Mercantile Bank of Kentucky. Mr. Campbell has held various lending and credit management positions over the past 35 years.

Louis E. Holloway	56
Mr. Holloway is Senior Vice President and Chief Retail Officer of the Bank. Prior to joining the Bank in January of 2008, Mr. Holloway served in market development of Bank of America as Senior Vice President / Market President in Macon, Georgia. He also held various positions in lending and consumer business. Mr. Holloway has over thirty years of banking experience.

Name	Age	Principal Occupation

Charles F. Isaacs	52
Mr. Isaacs is Senior Vice President and Chief Lending Officer of the Bank. Prior to joining the Bank in February of 2008, Mr. Isaacs started his career with Williamson County Bank, he then moved to Cumberland Bank as a Senior Vice President. Mr. Isaacs continued his career as Senior Vice President for GreenBank, which acquired Cumberland Bank in 2007. Mr. Isaacs has almost 20 years of lending experience in Williamson County.

Vera E. Gray	54
Ms. Gray is Vice President and Chief Risk Manager of the Bank. Prior to joining the Bank in July of 2008, Ms. Gray served as Corporate Compliance Officer for Carolina Service Corporation in Charleston, South Carolina. She also served as Senior Vice President/Chief Compliance Officer in Okeechobee, Florida, Banking Consultant in Lake Worth, Florida and Vice President of Corporate Audit & Compliance Manager in Fort Pierce, Florida. Ms. Gray has over thirty years of banking experience.

CORPORATE GOVERNANCE
Director Nomination Procedure and Director Independence
          The Company seeks to attract and retain highly qualified directors who are willing to commit the time and effort necessary to fulfill their duties and responsibilities as a director of the Company. The Board of Directors desires to maintain flexibility in choosing appropriate board candidates, and therefore has not adopted specific, minimum qualifications that must be met by a recommended nominee for a position on the Company’s Board of Directors. Board candidates are generally considered based on various criteria, including their business and professional skills and experiences, business and social perspective, personal integrity and judgment and other factors the Board of Directors may deem relevant under the circumstances.
          Once the Board of Directors makes the preliminary determination that there is a need for additional Board members to fill vacancies or expand the size of the Board, the independent directors will begin searching for a prospective nominee. After a prospective nominee is identified, the independent directors as a whole make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the independent directors with the recommendation of the prospective candidate, as well as each director’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the independent directors determine, in consultation with the other Board members as appropriate, that additional consideration is warranted, they may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report their findings to the entire Board.
          Director nominees are selected by a majority vote of the independent directors, which includes all of the directors except Mr. Lively, all of whom participate in the consideration of director nominees and each of whom the Board has determined is independent under the listing standards of the NASDAQ Stock Market, LLC (“Nasdaq”). With respect to Mr. Witherow, the Board specifically considered his affiliation with certain entities that provide services to the Company (described in greater detail in the “Certain Relationships and Related Transactions” section of this proxy statement) and determined that, despite such affiliation, he is still independent under Nasdaq listing standards. Given the size and composition of the Company’s Board of Directors, the Company does not have a separate nominating committee or a nominating committee charter.

          The Board will consider nominees for the Board of Directors recommended by shareholders if shareholders comply with the advance notice provisions contained in the Company’s Amended and Restated Bylaws. The Board evaluates nominees recommended by shareholders on the same basis as nominees recommended by any other source. Nominations to the Board may be submitted by shareholders of the Company for consideration by the Board of Directors by sending such nomination to: Marc R. Lively, Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401.
Meetings and Committees of the Board of Directors
          The Board of Directors of the Company held 12 regular meetings during 2008. No director of the Company attended fewer than 75% of the aggregate of (a) the total number of board meetings held during 2008 and (b) the total number of committee meetings of the Board of Directors on which he or she served during 2008.
          The Board of Directors of the Company has standing Personnel, Compensation and Audit Committees.
          Personnel Committee. The Board of Directors has a standing Personnel Committee comprised of Bernard Childress, Marc R. Lively, Roger Witherow, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker. Mr. Pressnell acts as the Chairman of the Personnel Committee. With the exception of Mr. Lively, all of the members of the Personnel Committee are independent directors as defined by Nasdaq’s listing standards. The Personnel Committee sets policies and oversees certain employee matters relating to the Company except for the executive compensation of Marc R. Lively. The committee did not hold any meetings during 2008.
          Compensation Committee. The Board of Directors has a standing Compensation Committee currently composed of Roger Witherow, Bernard Childress, Eslick Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker. Dr. Daniel acts as the Chairman of the Compensation Committee. This Committee oversees matters relating to the compensation of our Chief Executive Officer. The Compensation Committee has adopted a written charter, which can be viewed on the Company’s website, http://www.cfbk.com. None of the members of the Compensation Committee have at any time been an officer or employee of the Company or any of its subsidiaries. All members of the Compensation Committee are independent directors as defined by Nasdaq’s listing standards. The committee held four meetings in 2008.
          Audit Committee. The Audit Committee of the Company’s Board of Directors is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and is currently composed of Fred C. White, Randy Maxwell and Dinah C. Vire, each of whom is independent under Nasdaq’s listing standards and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Mr. White serves as the Chairman of the Audit Committee. The Board of Directors has determined that Mr. White is an “audit committee financial expert” as defined in applicable SEC rules. The committee held six meetings in 2008.
          The Audit Committee assists the Board in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company. The Audit Committee has adopted a written charter, which has been updated since its adoption, a copy of which can be viewed on the Company’s website, http://www.cfbk.com. In addition to other activities, prior to the release of quarterly reports in fiscal year 2008, the Audit Committee also reviewed and discussed the interim financial information contained therein with Crowe Horwath LLP, the Company’s independent auditors (“Crowe Horwath”).

Compensation Committee Interlocks and Insider Participation
          During 2008, Roger Witherow, Bernard Childress, Eslick Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker served on our Compensation Committee, with Dr. Daniel serving as the committee’s chair. None of these individuals has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the SEC.
          No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.
Certain Relationships and Related Transactions
          Except as set forth below, there were no related party transactions during 2008, and there are no existing or proposed direct or indirect material transactions between the Company and any of their officers, directors, or any affiliate of the foregoing, except in the ordinary course of the Company’s business.
          The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of the Company and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such banking transactions have not involved more than the normal risk of collection nor do these transactions present other unfavorable features. As of December 31, 2008, the aggregate amount of loans outstanding to directors, executive officers and related parties was approximately $4.2 million.
          In addition, two entities affiliated with Roger Witherow provide services to the Company in various capacities such as insurance broker and benefits advisor. In these capacities, these entities received combined commission payments in an aggregate amount less than $50,000 during fiscal year 2008 from various third parties related to the Company’s insurance policies and benefit plans. The Company’s Board of Directors believes that the insurance policies obtained and the commissions paid to these entities are market competitive.
          Pursuant to the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing and approving and/or ratifying related party transactions, including any transactions that the Company is required to report in its proxy statements under Item 404 of Regulation S-K.
Audit Committee Report
          The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
          The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with it the firm’s independence from the Company and its management.
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:
Fred C. White, Chair
Randy Maxwell
Dinah C. Vire
Relationship with Independent Auditors
          The Audit Committee has selected Crowe Horwath as the Company’s independent, outside auditing firm for 2009. Crowe Horwath is a full-service firm of certified public accountants with expertise in bank holding company auditing. The firm is located in Brentwood, Tennessee.
          The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent accountant to the Company. The policy requires that all services Crowe Horwath may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Crowe Horwath during fiscal 2008 prior to Crowe Horwath performing such services.
          It is anticipated that a representative of Crowe Horwath will be present at the Shareholders Meeting to respond to appropriate questions. Such representative will have an opportunity to make a statement at the Shareholders Meeting if the representative desires.
Audit and Non-Audit Fees
          For the years ended December 31, 2008 and December 31, 2007, the Company was billed the aggregate fees set forth below by Crowe Horwath:

	2008	2007

Audit Fees (1)	$222,351	$137,497
Audit-Related Fees (2)	5,100	15,000
Tax Fees (3)	42,700	21,161
All Other Fees (4)	90,730	71,412

Total Fees	$360,881	$245,070

1.
Audit Fees include fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K for 2008 and Form 10-K for 2007 and quarterly reports on Form 10-Q for 2008 and 10-Q for 2007 as well as other audit-related assistance.

2.	Audit-Related Fees include fees related to an audit of the collateral for Bank’s Federal Home Loan Bank Advances.

3.	Tax Fees include fees related to tax return preparations and other tax related assistance.

4.
All other fees for 2008 include fees related to the acquisition of The First National Bank of Centerville, the Company’s real estate investment trust (“REIT”) subsidiary for quarterly REIT qualification testing, loan review and other accounting assistance.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
          Overview of Compensation Process. The Compensation Committee of the Company’s Board of Directors (the “Committee”) is comprised of Roger Witherow, Bernard Childress, Eslick Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker, with Dr. Daniel serving as the Committee’s chair. All members of the Committee are non-employee directors, as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended and independent directors, as defined in Nasdaq’s listing standards, in each case as determined by our Board of Directors. In addition to independence considerations, the Board determines Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee.
          The Committee is responsible for setting the compensation of the Chief Executive Officer, overseeing the Board’s evaluation of the performance of our executive officers and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board. No changes were made to the Committee’s charter during 2008. The charter may be viewed in full on the Company’s website, http://www.cfbk.com (on the Shareholders page).
          The Committee periodically reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer is rewarded appropriately for his contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests.
          Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values, and deliver results and long-term value to our shareholders. Accordingly, the Committee seeks to develop compensation strategies and programs that will attract, retain, and motivate highly qualified and high-performing executives through compensation that is:
•	Retention-based: Compensation should be designed to maximize the Company’s retention rates for key employees and members of management.

•
Performance-based: A significant component of compensation should be determined based on whether or not the Company meets certain performance criteria that, in the view of the Committee, are aligned with growth in shareholder value.

•	Shareholder-aligned: Equity incentives should be used to align the interests of our executive officers with those of our shareholders.

•	Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives.

•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies, and the relationship of compensation levels from one executive to another.

Our executive officers compile and provide information, make recommendations for the Committee’s consideration and assist in the management and administration of our executive benefit plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending grants and awards for key executive officers, other than the Chief Executive Officer;

•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•	Providing information to the Committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the Common Stock ownership of each executive and his or her option holdings, (4) equity compensation plan dilution, (5) compensation “tally sheets,” which are intended to quantify all forms of compensation payable to our executives, and (6) peer group compensation and performance data.
          The Committee’s compensation philosophy for an executive officer emphasizes an analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning, and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies, and the difficulty and costs associated with replacing executive talent. Based on these objectives, compensation programs for peer companies and the philosophies of the Committee, the Committee has previously determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary; (ii) annual variable performance awards payable in cash and primarily based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between executive officers and our shareholders.
          Components of 2008 Compensation Program. Set forth below are the components to the Company’s 2008 compensation program for our Named Executive Officers. In addition, the Company has entered into an amended and restated employment agreement with Mr. Lively and change in control agreements with each of the other Named Executive Officers, the material terms of which are described in the “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.
          Target Compensation for Chief Executive Officer. Since 2001, the Committee has retained Professional Bank Services to conduct an annual review of the compensation of our Chief Executive Officer. In 2007, the Committee once again retained Professional Bank Services to assist it in reviewing the Company’s compensation strategies and plans for the Chief Executive Officer position in order to determine the appropriate compensation structure for Marc R. Lively for the 2008 fiscal year. At the Committee’s request, Professional Bank Services performed several analyses, including peer and market comparisons. These analyses assisted the Committee in determining if such strategies and plans were advisable based on the Company’s then current financial position and strategic goals, as well as developments in corporate governance and compensation design. Professional Bank Services was selected due to its extensive experience in providing compensation consulting services within the financial industry, particularly within the Company’s market area. Additionally, the Committee is not aware of any potential conflicts of interest affecting its consultation services that Professional Bank Services may have with either Board members or Company management.
          In order to determine appropriate compensation levels for our Chief Executive Officer, Professional Bank Services conducted a peer group analysis that was primarily based on surveys reporting 2007 compensation information for approximately 150 financial institutions in the $500 million to $1 billion asset range, primarily located in the south and southeast regions of the country, including data reported by the Bank Administration Institute, America’s Community Banks, the Kentucky Bankers Association and the Tennessee Bankers Association. Based on survey results, Professional Bank Services determined that the average base salary for the senior position in a $500 million to $1 billion asset size institution in 2008 in our market, as adjusted for timing, would be as follows:
2008 Base Salary Ranges

Minimum	Mid-Point	Maximum
$211,320	$264,150	$316,980
          Based on information noted in the above-referenced surveys, Professional Bank Services also determined that the mid-point for 2008 total compensation was $390,728 (148% of base salary). Taking this information into account as well as the compensation objectives and philosophies discussed above, the Committee determined that our Chief Executive Officer’s compensation for 2008 should target between the Minimum and Mid-Point ranges for base salary and the Mid-Point range for total compensation.
          Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Committee reviews and sets the salary of our Chief Executive Officer, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale, and the Company’s recent financial performance. Such review typically takes place during the fourth quarter. Additionally, our Chief Executive Officer, in coordination with our human resources department, has historically evaluated (based on the above factors) and set the base salaries of our other Named Executive Officers. An annual evaluation of these salaries has typically been conducted in connection with the anniversary of hire for each executive. The following are 2008 base salaries for our Named Executive Officers, which are presented in comparison to the 2007 base salaries:

Name	2008 Base Salary(1)	2007 Base Salary	Percentage Change

Marc R. Lively	$234,000	$209,000	11.96%
Dianne Scroggins	100,700	95,000	6.00%
Michael J. Saporito	135,000	127,200	6.13%
Carl B. Campbell	135,000	127,200	6.13%
Louis E. Holloway(2)	120,000	--	--
Roger D. Stewart(3)	135,000	127,200	6.13%

(1)	Effective January 1, 2008.

(2)	Mr. Holloway was hired as Senior Vice President and Chief Retail Officer of the Bank effective January 1, 2008.

(3)	Effective July 14, 2008, Mr. Stewart resigned from his position as Senior Vice President and Senior Loan Officer of the Bank. In connection with his resignation, Mr. Stewart entered into a resignation agreement and general release with the Company pursuant to which, in exchange for his agreement to release any potential claims he may have had against the Company, Mr. Stewart continued to receive his regular base salary and health care coverage provided by the Company and related entities until December 31, 2008.
          Management Incentive Compensation Plan. After consulting with Professional Bank Services, the Committee established new award targets under the Company’s Management Incentive Compensation Plan (“MICP”) for the 2008 fiscal year. The objectives of the MICP include maximizing the Company’s long-term profitability and the return on shareholders equity, promoting teamwork among members of management and encouraging superior individual performance, and providing management with the ability to earn incentive compensation proportional to the Company’s success and their individual contributions.
          The MICP established threshold, objective and superior goals for fiscal 2008 that were based upon achievement of (i) financial objectives relating to return on shareholder’s equity, net interest income, non-interest income, non-interest expense and return on equity and (ii) individual performance goals. With respect to the Chief Executive Officer, the Board of Directors has the ability to award between 0-3% of base salary for achieving threshold individual performance goals, between 0-6% for achieving objective individual performance goals and between 0-9% for achieving superior individual performance goals. With respect to the other Named Executive Officers, the Chief Executive Officer has the ability to award 3% of base salary for achieving threshold individual performance goals, 4.5% for achieving objective individual performance goals and 6% for achieving superior individual performance goals. Based on the achievement of both financial and individual performance goals, the Chief Executive Officer had the potential to earn 15%, 30% or 45%, respectively, of his base salary for threshold, objective or superior performance and each of the other Named Executive Officers had the potential to earn 10%, 15% or 20%, respectively, of their base salaries for threshold, objective or superior performance. Set forth below are the potential awards available to the Named Executive Officers pursuant to the MICP:

	Chief Executive Officer
	Threshold	Objective	Superior
Total Awards Available	15.0%	30.0%	45.0%
Net Interest Income	1.5%	3.0%	4.5%
Non Interest Income	1.5%	3.0%	4.5%
Non Interest Expense	1.5%	3.0%	4.5%
Return on Equity	7.5%	15.0%	22.5%
Board Determination	0-3.0%	0-6.0%	0-9.0%

	Other Named Executive Officers
	Threshold	Objective	Superior
Total Awards Available	10.0%	15.0%	20.0%
Net Interest Income	1.5%	2.25%	3.0%
Non Interest Income	1.5%	2.25%	3.0%
Non Interest Expense	1.5%	2.25%	3.0%
Return on Equity	2.5%	3.75%	5.0%
Individual Performance	3.0%	4.5%	6.0%
          After the determination of the incentive amount payable under the terms of the MICP, the Committee may, in its discretion, adjust the amount of the incentive to reflect partial performance. In January 2009, the Committee reviewed the Company’s results of operations for 2008 and determined that the Company had not achieved the financial objectives required under the MICP. Additionally, the Chief Executive Officer recommended that no executive officers receive a cash incentive payment under the MICP. Therefore, none of the Named Executive Officers received an MICP award for 2008.
          Under the ARRA and as a result of the Company’s participation in the CPP, the Company may be prohibited from paying or accruing bonuses, retention awards or incentive compensation to the Company’s Chief Executive Officer, except for long-term restricted stock that does not fully vest until after the Company has repaid the Treasury the amounts invested under the CPP, is less than one third of the executive’s annual compensation and that complies with other requirements imposed by the Treasury. These restrictions do not apply to bonuses required to be paid pursuant to employment contracts in place prior to February 11, 2009. Although regulations under the ARRA have not yet been promulgated, these provisions may significantly limit the Company’s ability to pay cash incentive payments to the Company’s Chief Executive Officer under the Company’s MICP and may result in the Committee deciding to increase the Chief Executive Officer’s base salary until the Treasury has been repaid.
          Long-Term Share-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term share-based incentive compensation should strengthen and align the interests of our officers and employees with our shareholders because, in the case of stock options, such options have value only to the extent our share price increases over time. The Committee primarily seeks to accomplish this goal by making annual stock option grants to each of the Company’s Named Executive Officers pursuant to the Company’s 1999 Stock Incentive Plan or 2005 Stock Incentive Plan. In January 2008, the Committee made the following option grants to our Named Executive Officers:

	Shares Subject to Time-
Name	Based Vesting Option Grant	Exercise Price
Marc R. Lively	6,500	30.00
Dianne Scroggins	2,000	30.00
Michael J. Saporito	3,000	30.00
Carl B. Campbell	3,000	30.00
Roger D. Stewart(1)	3,000	30.00
Louis E. Holloway	2,000	30.00

(1)	Mr. Stewart subsequently forfeited this stock option as a result of his resignation.
          Each of these options vest ratably over four years and have a 10-year term. The exercise price is based on the market price of the Company’s stock on the date of the grant, which is determined by the last known sale price of the Company’s Common Stock on the date of the grant. These stock options will only have value if the price of the Company’s Common Stock exceeds the exercise price and as such this component of the executive’s total compensation is totally “at risk” in the event the stock price falls below the exercise price. Conversely, the more the price of the Company’s Common Stock increases the greater the compensation to the executive.
          In addition to the stock options awarded to him in January 2008, the Committee awarded 466 shares of restricted stock to Mr. Lively in January 2008. Like the vesting schedule for the options, the forfeiture restrictions on the shares of restricted stock lapse in four equal installments, beginning January 2, 2009. The Committee awarded Mr. Lively these restricted shares in lieu of additional options in order to reduce potential further dilution. Unlike stock options, shares of restricted stock always have value because the executive receiving the award is not required to pay an exercise price to receive the shares. Because restricted shares are full value awards, fewer shares are typically awarded to an executive than would be the case with stock options.
          Retirement Benefits
          401(k) Plan. Our 401(k) Plan is a tax-qualified retirement plan pursuant to which all associates, including the Named Executive Officers, after one year of active service and so long as they are scheduled for 1,000+ hours per year, are able to contribute up to the annual limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before tax basis. For 2008, this amount was $15,500. Prior to 2007, the Company matched 100% of the first 3% of pay that was contributed to the 401(k) Plan. The Company contributions to the 401(k) Plan vested 20% annually beginning after two (2) years of service, becoming fully vested after seven (7) years of service. Beginning on January 1, 2007, the Company started to match 100% of the first 3% of pay and 50% of the next 2% of pay. These matching contributions are 100% vested when made.
          Supplemental Executive Retirement Plan. On August 16, 2005, the Bank approved a Supplemental Executive Retirement Plan (the “SERP”). The SERP, which was established to aid the Company in retention of key executives, will provide each of the Named Executive Officers, except for Mr. Stewart and Mr. Holloway who are not SERP participants, with benefits upon retirement, death or disability in certain prescribed circumstances. The specifics of the benefits provided were set forth in a Participation Agreement with each executive, the terms of which are described in detail in the “Pension Benefits in 2008” section of this proxy statement.

          Bank Owned Life Insurance. The Bank has purchased Bank Owned Life Insurance (“BOLI”) on the lives of certain employees, including Mr. Lively, Mr. Saporito, Mr. Campbell, Mr. Holloway and Ms. Scroggins. The purpose of the BOLI plan is to provide the funds necessary to replace the employee(s) due to an unanticipated death. These funds are to aid in locating succession management. As an inducement to retain these individuals until normal retirement, the plan provides for the sharing of the death benefit with their designated beneficiaries from the BOLI plan. The policies provide each participant a death benefit of $25,000 that is assigned to their designated beneficiary. The Bank is the owner of the policies and retains a 100% interest in the cash surrender value of the policies. There are no other benefits to the insured or their beneficiaries under the BOLI plan. Although this benefit does not provide any current remuneration to the executive, it provides the Bank with a mechanism to use to attract, retain and reward highly qualified executives, and it provides further incentive for longevity with the Bank.
          Severance and Change of Control Benefits. We believe that reasonable severance and/or change in control benefits are sometimes necessary in order to recruit and retain effective senior managers. In particular, for our Chief Executive Officer, we believe that reasonable severance benefits reflect the fact that it may be difficult for him to find comparable employment within a short period of time, and are a product of a generally competitive recruiting environment within our industry. We also believe that certain change in control benefits are prudent in order to provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our shareholders but not in the executive’s personal interests to pursue. While the Committee will receive this information as part of its annual review of total executive compensation (including contingent compensation), the Committee does not typically consider the value of potential severance and/or change in control benefits when assessing annual total compensation as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters. For a detailed discussion of potential severance and change of control benefits, see the “Potential Payments Upon Termination or Change in Control,” section of this proxy statement. As described in more detail below, the American Recovery and Reinvestment Act, which expands the executive compensation restrictions and limitations under the EESA, prohibits a company that received an investment under the CPP from making any “golden parachute” payment to a senior executive officer or any of the next five most highly-compensated employees of the recipient, during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding. A “golden parachute” payment under ARRA means any payment to a senior executive officer for departure from a company for any reason, except for payments for services performed or benefits accrued. Although it is unclear how broadly these prohibitions will be extended when final regulations are promulgated by the U.S. Treasury, it is possible that these prohibitions will limit the Company’s ability to make payments to its Named Executive Officers upon the executive’s separation from service, whether before or after a change in control, under the terms of these employment agreements and change in control agreements.
          Perquisites and Other Benefits. During 2008, the Company provided automobile allowances and paid country club membership dues on behalf of each of the Named Executive Officers. The Named Executive Officers were also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance, and life insurance. In addition, the Named Executive Officers were also able to participate in the Company’s Employee Stock Purchase Plan on the same terms as the Company’s other employees.
          Compensation Decisions for 2009.
          Base Salary. In December, 2008, the Committee reviewed and set the 2009 base salary for our Chief Executive Officer. In January, 2009, the Chief Executive Officer also set 2009 base salaries for each of the other Named Executive Officers (except for Mr. Stewart). The 2009 base salaries for each of our Named Executive Officers (except for Mr. Stewart), which were established after a review by the Committee of a compensation survey summary prepared by Professional Bank Services similar to the survey results used in setting the 2008 compensation levels, utilizing peer financial institutions with asset sizes ranging from $500 million to $1 billion in light of the Company’s growth in assets, are as follows:

		Percentage
Name	2009 Base Salary(1)	Increase over 2008
Marc R. Lively	$234,000	0.0%
Dianne Scroggins	104,728	4.0%
Michael J. Saporito	140,400	4.0%
Carl B. Campbell	140,400	4.0%
Louis E. Holloway	124,800	4.0%

(1)	Effective February 1, 2009.
          In light of the Company’s performance in 2008 relative to its performance in 2007 and its actual performance in comparison to budgeted expectations, Mr. Lively requested that the Committee not increase his salary for 2009. However, the Committee intends to re-evaluate the financial performance of the Company later in 2009 and possibly adjust Mr. Lively’s salary at such time. In recommending 4.0% increases in the base salaries of the other Named Executive Officers (other than Mr. Stewart), Mr. Lively intended such increases to represent a standard cost of living salary adjustment.
          Equity Grants. Effective January 5, 2009, the Committee also granted options to purchase shares of the Company’s common stock pursuant to the terms of the 2005 Stock Incentive Plan to each of the Named Executive Officers (except for Mr. Stewart) as follows:

	Shares Subject to Time-
Name	Based Vesting Option Grant	Exercise Price
Marc R. Lively	5,000	$19.00
Dianne Scroggins	2,500	$19.00
Michael J. Saporito	2,500	$19.00
Carl B. Campbell	2,500	$19.00
Louis E. Holloway	2,500	$19.00
          Each of these options vest ratably over four years and have a 10-year term. The exercise price is based on the market price of the Company’s stock on the date of the grant, which is determined by the last known sale price of the Company’s common stock on the date of the grant.
          In light of the Company’s performance in 2008 relative to its performance in 2007 and its actual performance in comparison to budgeted expectations, the Committee decided not to award additional equity awards in the form of restricted shares to any of the Named Executive Officers.
          ARRA Implications. On February 17, 2009, President Barack Obama signed into law the ARRA, which amended the executive compensation provisions of EESA to require the Secretary of the Treasury to adopt regulations which must include significant additional restrictions on executive compensation of recipients of TARP funds, including the Company. The statutory restrictions generally would be applicable during the period any obligation arising under TARP remains outstanding. However, ARRA also provides that, subject to the Treasury’s consultation with the recipient’s appropriate regulatory agency, TARP recipients may repurchase the preferred stock issued under the CPP without the need to have previously raised new Tier 1 capital. As of the date of this proxy statemant, it is unclear how these executive compensation standards will relate to the similar standards announced by the Department of the Treasury in its guidelines on February 4, 2009, or whether the standards will be considered effective immediately or only after implementing regulations are issued by the Department of the Treasury. The new standards include (but are not limited to) (i) prohibitions on bonuses, retention awards and other incentive compensation, other than restricted stock grants which do not fully vest during the TARP period and which do not exceed one-third of an employee’s total annual compensation, (ii) prohibitions on any payments to senior executives (other than payments for services performed or benefits accrued) for departure for any reason from a company, (iii) an expanded clawback of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria, (iv) prohibition on compensation plans that encourage manipulation of reported earnings, (v) retroactive review of bonuses, retention awards and other compensation previously provided by TARP recipients if found by the Treasury to be inconsistent with the purposes of TARP or otherwise contrary to public interest, (vi) required establishment of a company-wide policy regarding “excessive or luxury expenditures,” and (vii) inclusion in a participant’s proxy statements for annual shareholder meetings of a nonbinding “Say on Pay” shareholder vote on the compensation of executives. The Company is reviewing these legislative and regulatory matters to determine what impact they will have on the Company’s executive compensation program for 2009 and beyond. After regulations are proposed or adopted by the Department of the Treasury, the Committee may determine to revise certain elements of 2009 compensation to its executive officers, including the Named Executive Officers, and/or make other changes to its executive compensation programs, and the Company may take other actions, including repurchasing the preferred stock issued under the CPP in response to these legislative and regulatory matters.
          In connection with the Company’s participation in the CPP, each of the Company’s Named Executive Officers (other than Mr. Stewart) executed letter agreements with the Company on February 27, 2009 in which each Named Executive Officer agreed that (i) the Company is prohibited from paying any “golden parachute” payment to the Executive during any period that the Named Executive Officer is a senior executive officer of the Company and the U.S. Treasury holds any equity or debt securities of the Company issued in the CPP (the “CPP Covered Period”); (ii) any bonus or incentive compensation paid to the Named Executive Officer during the CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or performance metric criteria; and (iii) each of the Company’s benefit plans were amended with respect to the Named Executive Officer to the extent necessary to give effect to the limitations described above in this paragraph. Additionally, Mr. Lively agreed that, except for any bonus payment required to be paid to him pursuant to his employment agreement, during the CPP Covered Period, the Company may not pay to him or accrue on his behalf any bonus, retention award or incentive compensation except for long-term restricted stock that (i) does not fully vest during the CPP Covered Period; (ii) has a value in an amount that is not greater than 1/3 of his total amount of annual compensation; and (iii) is subject to such other terms and conditions as Treasury may determine is in the public interest.
          Risk Analysis. As a result of the Company’s participation in the CPP, the Committee is required, promptly, but in no event later than ninety (90) days following the Company’s receipt of TARP funds, to meet with the Company’s senior risk officers to ensure that the Company’s compensation arrangements do not encourage the Company’s senior executive officers to take unnecessary risks that threaten the Company. Since the closing of the TARP transaction did not occur until February 27, 2009, the Committee has not yet met with its senior risk officers. The Committee, however, intends to comply with this requirement within the required timeframe and will include the required certification to this effect in the Company’s proxy statement for its 2010 annual shareholders meeting.
          Tax and Accounting Implications
          Deductibility of Executive Compensation. The Committee has traditionally believed it appropriate to review and consider the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Code when approving compensation. However, the regulations issued under Section 162(m) were amended on October 20, 2008 after the adoption of the Emergency Economic Stabilization Act of 2008 (“EESA”) so as to impose additional restrictions on financial institution’s participating in the CPP. These new regulations, which are applicable to institutions which participated in the CPP, eliminated most of the exclusions from Section 162(m), including those related to performance based awards, and lowered the limit for deductibility to $500,000. While the Committee continues to consider the impact of Section 162(m) limitations on the deductibility of its executive compensation above $500,000, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
          Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions, which were effective January 1, 2005. On December 30, 2008, the Company’s board of directors approved certain technical amendments to the SERP and the MICP which were designed to bring such plans into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
          Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R).
Report of the Compensation Committee
          The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Eslick Daniel, M.D., Chair	Roger Witherow
Stephen Walker	Bernard Childress
Fred C. White	H. Allen Pressnell, Jr.
Dinah C. Vire

Summary Compensation Table
          The table below summarizes the compensation paid or accrued by the Company during the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 for (i) our Chief Executive Officer; (ii) our Chief Financial Officer; (iii) our other three most highly compensated executive officers who were serving in such capacities as of December 31, 2008; and (iv) Roger D. Stewart, our former Senior Vice President and Senior Loan Officer, whose compensation information would have been disclosed pursuant to (iii) above but for the fact he was not serving as an executive officer of the Company as of December 31, 2008 (collectively, the “Named Executive Officers”).
          Based on the fair value of equity awards granted to Named Executive Officers in fiscal 2008 and the base salary of the Named Executive Officers, “Salary” accounted for between 66-89% of the total compensation of the Named Executive Officers, cash incentive compensation accounted for 0% of the total compensation of the Named Executive Officers, equity incentive compensation accounted for between 0-14% of the total compensation of the Named Executive Officers and benefits accounted for between 8-14% of the total compensation of Named Executive Officers.

						Non-Equity
				Stock	Option	Incentive Plan
Name and Principal				Awards	Awards	Compensation	Change in	All Other
Position	Year	Salary	Bonus	(1)(3)	(2)(3)	(4)	Pension Value(5)	Compensation(6)	Total
Marc R. Lively (7)	2008	$234,000	--	$29,960	$18,400	$0	$32,895	$41,956	$357,211
President and Chief	2007	$209,000	--	$22,072	$14,934	$83,600	$65,113	$23,641	$418,360
Executive Officer	2006	$190,000	--	$4,844	$5,939	$62,000	$8,187	$18,518	$289,488

Dianne Scroggins	2008	$100,700	--	--	$11,401	$0	$7,634	$17,958	$137,693
Chief Financial Officer	2007	$95,000	--	--	$9,925	$14,250	$13,768	$4,736	$137,679
	2006	$79,583	--	--	$6,917	$16,000	$3,892	$3,024	$109,416

Michael J. Saporito	2008	$135,000	--	--	$13,136	$0	$12,802	$20,248	$181,186
Senior Vice President and	2007	$127,200	--	--	$22,762	$31,800	$24,697	$6,630	$213,089
Chief Operating Officer	2006	$118,125	--	--	$21,117	$24,000	$10,980	$4,600	$178,822

Carl B. Campbell	2008	$135,000	--	--	$13,136	$0	$13,679	$20,046	$181,861
Senior Vice President and	2007	$127,200	--	--	$12,630	$31,800	$32,840	$6,624	$211,094
Chief Credit Officer	2006	$116,250	--	--	$9,622	$24,000	$13,067	$4,240	$167,179

Louis E. Holloway(8)	2008	$120,000	--	--	$3,470	$0	--	$11,180	$134,650
Senior Vice President and	2007	--	--	--	--	--	--	--	--
Chief Retail Officer	2006	--	--	--	--	--	--	--	--

Roger D. Stewart(9)	2008	$135,000	--	--	$269	$0	--	$21,570	$156,839
Former Senior Vice	2007	$127,200	--	--	$18,439	$21,624	--	$6,641	$173,904
President and Senior Loan Officer	2006	$118,125	--	--	$14,679	$24,000	--	$2,215	$159,019

(1)
The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 in accordance with FAS 123R and thus include amounts from awards granted in and prior to those years. All grants of restricted stock were made under the Community First, Inc. 2005 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC.

(2)
The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 in accordance with FAS 123R and thus include amounts from awards granted in and prior to those years. All grants of options to purchase the Company’s common stock were made under the Community First, Inc. 1999 Stock Option Plan or the Community First, Inc. 2005 Stock Incentive Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. In connection with his resignation, Mr. Stewart forfeited options to purchase a total of 4,238 shares of the Company’s common stock.

(3)
Assumptions used in the calculation of these amounts are described in Notes 1 and 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 16, 2009.

(4)
The amounts shown in this column reflect the cash incentive plan compensation earned by each of the Named Executive Officers, which is discussed in further detail under the heading “Management Incentive Compensation Plan” in the Compensation Discussion and Analysis section of this proxy statement.

(5)
The amounts shown in this column reflect only the actuarial increases in the present value of each Named Executive Officer’s benefits under the Company’s SERP and, as a result, include unvested amounts that the Named Executive Officers may not currently be entitled to receive. The SERP is discussed in further detail under the heading “Supplemental Executive Retirement Plan” in the Compensation Discussion and Analysis section of this proxy statement and below.

(6)	The amounts shown in this column for 2008 include the following:

				Perquisites and Personal Benefits
					Country	Sales Tax Paid
	Director	401(k)	Insurance	Automobile	Club	on Country
	Compensation	Contribution	Premiums	Allowance	Dues	Club Dues	Total
Marc R. Lively	$13,150	$9,200	$11,375	$4,086	$3,878	$267	$41,956

Dianne Scroggins	--	$4,598	$11,231	--	$1,982	$147	$17,958

Michael J. Saporito	--	$5,502	$4,984	$6,000	$3,518	$244	$20,248

Carl B. Campbell	--	$6,912	$5,005	$6,000	$1,982	$147	$20,046

Louis E. Holloway	--	--	$1,266	$6,000	$3,664	$250	$11,180

Roger D. Stewart	--	$6,385	$4,610	$6,000	$4,188	$387	$21,570
(7)
With respect to Mr. Lively, the “Option Awards” column includes $1,269, $2,538 and $2,538 for option awards made to Mr. Lively as a result of serving as a member of the Company’s board of directors in 2006, 2007 and 2008, respectively, and the “All Other Compensation” column includes $10,850, $13,800 and $13,150 for director fees earned during 2006, 2007 and 2008, respectively.

(8)	Mr. Holloway was hired as Senior Vice President and Chief Retail Officer of the Bank effective January 1, 2008.

(9)
Effective July 14, 2008, Mr. Stewart resigned from his position as Senior Vice President and Senior Loan Officer of the Bank. In connection with his resignation, Mr. Stewart entered into a resignation agreement and general release with the Company pursuant to which, in exchange for his agreement to release any potential claims he may have had against the Company, Mr. Stewart continued to receive his regular base salary and health care coverage provided by the Company and related entities until December 31, 2008.

Grants of Plan-Based Awards in 2008
          The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2008.

								All Other	All Other		Grant
								Stock	Option	Exercise	Date Fair
		Estimated Possible Payouts Under Non-			Estimated Future Payouts Under			Awards:	Awards:	or Base	Value of
		Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Number	Number of	Price of	Stock and
								of Shares	Securities	Option	Option
	Grant							of Stock	Underlying	Awards	Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	(2)	(3)
Marc R.	1/2/2008	--	--	--	--	--	--	--	6,500	$30.00	$45,110
Lively	N/A	$35,100	$70,200	$105,300	--	--	--	--	--	--	N/A
	1/2/2008	--	--	--	--	--	--	466	--	--	$13,980
Dianne	1/2/2008	--	--	--	--	--	--	--	2,000	$30.00	$13,880
Scroggins	N/A	$10,070	$15,105	$20,140	--	--	--	--	--	--	N/A
Michael J.	1/2/2008	--	--	--	--	--	--	--	3,000	$30.00	$20,820
Saporito	N/A	$13,500	$20,250	$27,000	--	--	--	--	--	--	N/A
Carl B.	1/2/2008	--	--	--	--	--	--	--	3,000	$30.00	$20,820
Campbell	N/A	$13,500	$20,250	$27,000	--	--	--	--	--	--	N/A
Louis E.	1/2/2008	--	--	--	--	--	--	--	2,000	$30.00	$13,880
Holloway	N/A	$12,000	$18,000	$24,000	--	--	--	--	--	--	N/A
Roger D.	1/2/2008	--	--	--	--	--	--	--	3,000	$30.00	$20,820
Stewart	N/A	$13,500	$20,250	$27,000	--	--	--	--	--	--	N/A

(1)
The amounts shown in these columns reflect the threshold (15% of base salary for Mr. Lively and 10% of base salary for other Named Executive Officers), target (30% of base salary for Mr. Lively and 15% of base salary for other Named Executive Officers) and maximum (45% of base salary for Mr. Lively and 20% of base salary for other Named Executive Officers) amounts that each of the Named Executive Officers could have earned for the fiscal year ended December 31, 2008 pursuant to the Company’s MICP. As discussed in further detail under the heading “Management Incentive Compensation Plan” in the Compensation Discussion and Analysis section of this proxy statement, none of the Named Executive Officers received payments pursuant to the MICP based on 2008 performance.

(2)
Each of the options has an exercise price equal to the fair market value of our Common Stock at the time of the grant, which is determined by the last known sale price of the Company’s Common Stock on such date.

(3)
Assumptions used in the calculation of these amounts are described in Notes 1 and 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 16, 2009.

Outstanding Equity Awards at 2008 Fiscal Year-End
          The following table sets forth information concerning (1) unexercised options, (2) stock that has not vested, and (3) equity incentive plan awards for each of the Named Executive Officers that remained outstanding as of December 31, 2008.

	Option Awards						Stock Awards

				Equity					Equity	Equity
				Incentive					Incentive Plan	Incentive Plan
				Plan					Awards:	Awards:
	Number of	Number of		Awards:				Market	Number of	Market or
	Securities	Securities		Number of			Number of	Value of	Unearned	Payout Value of
	Underlying	Underlying		Securities			Shares or	Shares or	Shares, Units	Unearned
	Unexercised	Unexercised		Underlying			Units of	Units of	or Other	Shares, Units or
	Options	Options		Unexercised	Option	Option	Stock That	Stock That	Rights That	Other Rights
				Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	That Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Vested	Vested	Vested	Vested
Marc R. Lively	19,764	--		--	$5.00	5/17/2009	1,997 (2)	$39,940	--	--
	38,580	--		--	$12.50	7/21/2014	--	--	--	--
	300	--		--	$25.00	10/6/2015	--	--	--	--
	2,225	2,225	(1)	--	$30.00	7/18/2016	--	--	--	--
	1,062	3,188	(1)	--	$30.00	7/2/2017	--	--	--	--
	--	6,500	(1)	--	$30.00	1/2/2018	--	--	--	--
Dianne Scroggins	2,950	--		--	$9.50	4/1/2012	--	--	--	--
	1,800	--		--	$10.00	2/1/2013	--	--	--	--
	1,000	--		--	$13.00	4/27/2014	--	--	--	--
	1,500	--		--	$15.00	12/22/2014	--	--	--	--
	300	--		--	$25.00	10/6/2015	--	--	--	--
	875	875	(1)	--	$30.00	7/18/2016	--	--	--	--
	500	1,500	(1)	--	$30.00	7/2/2017	--	--	--	--
	--	2,000	(1)	--	$30.00	1/2/2018	--	--	--	--
Michael J. Saporito	6,700	--		--	$15.00	12/22/2014	--	--	--	--
	300	--		--	$25.00	10/6/2015	--	--	--	--
	875	875	(1)	--	$30.00	7/18/2016	--	--	--	--
	500	1,500	(1)	--	$30.00	7/2/2017	--	--	--	--
	--	3,000	(1)	--	$30.00	1/2/2018	--	--	--	--
Carl B. Campbell	3,000	--		--	$5.00	2/15/2010	--	--	--	--
	2,000	--		--	$9.50	4/1/2012	--	--	--	--
	1,800	--		--	$10.00	2/1/2013	--	--	--	--
	1,000	--		--	$13.00	4/27/2014	--	--	--	--
	3,000	--		--	$15.00	12/22/2014	--	--	--	--
	300	--		--	$25.00	10/6/2015	--	--	--	--
	875	875	(1)	--	$30.00	7/18/2016	--	--	--	--
	500	1,500	(1)	--	$30.00	7/2/2017	--	--	--	--
	--	3,000	(1)	--	$30.00	1/2/2018	--	--	--	--
Louis E. Holloway	--	2,000	(1)	--	$30.00	1/2/2018	--	--	--	--
Roger D. Stewart(3)	--	--		--	--	--	--	--	--	--

(1)	Options vest at a rate of 25% per year over the first four years of the 10-year option term.

(2)	Mr. Lively’s restricted shares vest on the following schedule:

	Restricted Shares
Grant Date	Outstanding as of 12/31/2008	Vesting Schedule
4/4/2008	1,531	Vest annually in two equal installments on 4/4/2009 and 4/4/2010
1/2/2008	466	Vest annually in four equal installments beginning on 1/02/2009 and becoming fully vested on 1/02/2012

(3)	Mr. Stewart forfeited all of his outstanding stock options as a result of his resignation.
Option Exercises and Stock Vested in 2008
          The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2008 for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Marc R. Lively	--	--	766	$22,980 (1)
Dianne Scroggins	--	--	--	--
Michael J. Saporito	--	--	--	--
Carl B. Campbell	--	--	--	--
Louis E. Holloway	--	--	--	--
Roger D. Stewart	--	--	--	--

(1)	Based on a market price on April 4, 2008 of $30.00 per share.
Pension Benefits in 2008
          The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such named executive officer, under the Supplemental Executive Retirement Plan (“SERP”) as of December 31, 2008.

			Present Value of
		Number of Years	Accumulated	Payments During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)(2)(3)	($)
Marc R. Lively	Supplemental Executive Retirement Plan	10	$524,072	--
Dianne Scroggins	Supplemental Executive Retirement Plan	10	$121,611	--
Michael J. Saporito	Supplemental Executive Retirement Plan	4	$203,957	--
Carl B. Campbell	Supplemental Executive Retirement Plan	8	$217,916	--
Louis E. Holloway (4)	--	--	--	--
Roger D. Stewart (4)	--	--	--	--

(1)
Mr. Lively and Mr. Campbell are 100% vested in their SERP benefits and Mr. Saporito is 20% vested in his SERP benefit. Ms. Scroggins is not vested in any portion of her SERP benefit. As discussed below, the SERP benefit becomes 100% vested upon a change in control or in the event of a death or disability.

(2)	The present value of accumulated benefit was calculated in accordance with FAS 87.

(3)	Includes amounts that the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(4)	Mr. Holloway and Mr. Stewart did not participate in the SERP during 2008.
          Pursuant to Mr. Lively’s SERP Participation Agreement, if Mr. Lively retires after 10 years of service with the Company, he will be entitled to receive an annual benefit equal to 40% of his average base salary during the 24 months prior to his retirement for a period of 15 years (payable in equal monthly installments). Based on these conditions, Mr. Lively became 100% vested in his SERP benefit in October 2008. In the event of death, Mr. Lively’s estate will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments. If Mr. Lively’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments.
          Pursuant to Ms. Scroggins’ SERP Participation Agreement, if Ms. Scroggins retires after (i) attaining age 60 and (ii) 15 years of service with the Company, she will be entitled to receive an annual benefit equal to 25% of her average base salary during the 24 months prior to her retirement for a period of 10 years (payable in equal monthly installments). Ms. Scroggins also vests 20% annually in her SERP benefit starting with her 11th year of service with the Company. Based on these conditions, Ms. Scroggins will become fully vested in her SERP benefit in October 2013. In the event of a disability, Ms. Scroggins will become 100% vested in her SERP benefit and, upon reaching age 65, she will be entitled to receive an annual benefit equal to 25% of her average base salary during the 24 months prior to her disability for a period of 10 years (payable in equal monthly installments). In the event of death, Ms. Scroggins’ estate will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments. Upon a change in control of the Company, Ms. Scroggins will become 100% vested in her SERP benefit. If Ms. Scroggins’ employment is terminated following a change in control, she will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments.
          Pursuant to Mr. Campbell’s SERP Participation Agreement, if Mr. Campbell retires after (i) attaining age 65 and (ii) 8 years of service with the Company, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior to his retirement for a period of 10 years (payable in equal monthly installments). Mr. Campbell also vests 20% annually in his SERP benefit starting with his 4th year of service with the Company. Based on these conditions, Mr. Campbell became 100% vested in his SERP benefit in January 2008. In the event of death, Mr. Campbell’s estate will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments. If Mr. Campbell’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments.
          Pursuant to Mr. Saporito’s SERP Participation Agreement, if Mr. Saporito retires after (i) attaining age 65 and (ii) 8 years of service with the Company, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior to his retirement for a period of 10 years (payable in equal monthly installments). Mr. Saporito also vests 20% annually in his SERP benefit starting with his 4th year of service with the Company. Based on these conditions, Mr. Saporito will become fully vested in his SERP benefit in September 2012. In the event of a disability, Mr. Saporito will become 100% vested in his SERP benefit and, upon reaching age 65, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior to his retirement for a period of 10 years (payable in equal monthly installments). In the event of death, Mr. Saporito will become 100% vested in his SERP benefit and his estate will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments. Upon a change in control of the Company, Mr. Saporito will become 100% vested in his SERP benefit. If Mr. Saporito’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments.
          Notwithstanding anything in the SERP Participation Agreement to the contrary, no benefits will be payable to any SERP participant who is terminated from his or her employment for “cause” (as defined in the SERP).
          As a condition to receiving their SERP benefit, Ms. Scroggins, Mr. Campbell and Mr. Saporito have each agreed not to compete (as defined by the respective Participation Agreements) with the Company for a one-year period following their termination of employment. Mr. Lively is subject to a similar non-competition agreement pursuant to his employment agreement.

          There are no funds invested or set aside for the SERP. It is an unfunded plan that accrues an accounting liability and is a contractual promise to pay a future benefit based on the terms of the plan document. The Company purchased its Bank Owned Life Insurance Plan (“BOLI”) as a way to offset SERP expenses. The BOLI is discussed in further detail under the heading “Bank Owned Life Insurance” in the Compensation Discussion and Analysis section of this proxy statement.
Employment Agreements
          The Company entered into an amended and restated employment agreement with Mr. Lively on June 30, 2008. The employment agreement expires on June 30, 2010 but automatically renews for additional twenty-four month terms unless notice of non-renewal is delivered at least 180 days prior to a renewal date. Pursuant to the terms of the employment agreement, Mr. Lively is paid a minimum annual salary of $234,000 and is entitled to receive benefits under the Company’s employee benefit plans and stock incentive plans. The Company must also reimburse Mr. Lively for reasonable business-related travel and entertainment expenses. In addition, if the Company issues Common Stock in a public or private offering during the term of the agreement, other than pursuant to an employee benefit plan or stock option plan or pursuant to a merger or acquisition, the Company must grant to Mr. Lively additional options equal to 3% of the number of shares issued in the offering. Such options will have an exercise price as determined by the Board of Directors at the time of their issue, but in no event shall the exercise price be less than the fair market value of the Common Stock on the date of issuance.
          Mr. Lively’s employment agreement also includes certain change in control and severance provisions, each of which is discussed in detail below in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement. In addition, Mr. Lively is subject to certain non-competition and non-solicitation provisions for a period of 12 months following his termination of employment without “cause,” as a result of his resignation for certain specified reasons or as a result of his disability.
Potential Payments Upon Termination or Change in Control
          The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
          Payments Made Upon a Voluntary Termination or For Cause Termination. In the event of the voluntary termination or termination for cause of a Named Executive Officer, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:
•	base salary earned through the termination date;

•	non-equity incentive compensation earned through the termination date; and

•	accrued but unpaid leave such as holidays, vacation and sick pay under the Company’s paid leave plan as of the termination date.
          Payments Made Upon Death or Disability. In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the heading “Payments Upon Voluntary or For Cause Termination,” the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s general life insurance plans, as applicable. The Named Executive Officer (or their estate) would also be entitled to receive their SERP benefits on the terms set forth in the applicable SERP Participation Agreement. In the event of the death of a Named Executive Officer, their designated beneficiary would also be entitled to receive a $25,000 death benefit pursuant to the Company’s BOLI. Additionally, the Company’s employment agreement with Mr. Lively provides that, upon Mr. Lively’s termination of employment as a result of a disability, the Company is required to make bi-weekly disability payments to him equal to two-thirds (2/3) of his bi-weekly rate of base salary on the effective date of such termination. Under such circumstances, the Company will also continue to provide life, medical, dental and disability coverage to Mr. Lively. The disability payments and health care coverage are required to continue until the earlier of (a) the date he returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability and pursuant to an employment agreement between him and the Company; (b) his full-time employment by another employer; (c) his attaining the normal expected retirement age or age 65; or (d) his death.
          Payments Made Upon Retirement. In the event of the retirement of a Named Executive Officer, in addition to the benefits listed under the heading “Payments Upon Voluntary or For Cause Termination,” the Named Executive Officer will be entitled to their SERP benefit, provided that such benefit has vested pursuant to the terms of the applicable SERP Participation Agreement.
          Payments Made Upon a Termination Without Cause or For Good Reason. Pursuant to his employment agreement, if Mr. Lively is terminated without “cause” or if he resigns for certain specified reasons (including material demotion, material reduction in compensation or benefits, relocation, liquidation or dissolution of the Company or the Bank, or the failure of the Company or the Bank to renew the agreement upon the expiration of its then-current term), he is entitled to receive a lump sum payment equal to 12 months of his base salary as well as continued life, medical, dental and disability coverage for a period of 12 months following termination. None of the other Named Executive Officers are entitled to receive severance benefits under these circumstances.
          Payments Made in Connection With a Change in Control. Upon a change in control of the Company, a Named Executive Officer will become 100% vested in their SERP benefit. The Company’s equity incentive plans also provide that, unless otherwise determined by the Company’s Board of Directors in their discretion, all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full, and all outstanding shares of restricted stock will become immediately vested and nonforfeitable.
          Pursuant to Mr. Lively’s employment agreement, if Mr. Lively is terminated by the Company and the Bank without “cause” following a change in control or if Mr. Lively voluntarily terminates his employment following a change in control for certain reasons, he will be entitled to receive a severance payment equal to an amount that is 2.5 times his “base amount” then currently in effect (calculated in accordance with Section 280G of the Code) as well as continued life, medical, dental and disability coverage for a period of 12 months following termination. Mr. Lively will also receive additional tax gross up payments in order to compensate for any tax liability imposed on change in control payments to Mr. Lively, to the extent these payments constitute “parachute payments” under Section 280G of the Code.
          On July 18, 2008, the Company entered into change in control agreements with Ms. Scroggins, Mr. Saporito, and Mr. Campbell. The agreements will continue in effect as long as these executives remain employed as an officer of the Bank and contain certain change in control provisions. Pursuant to the change in control agreements, if these executives are involuntarily terminated (including under circumstances where the executive resigns for “good reason,” as such term is defined in the agreements) within one year following a change in control, they will be entitled to receive a severance payment equal to 1.5 times their “base amount” then currently in effect (calculated in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)). They will also receive additional tax gross up payments in order to compensate for any tax liability imposed on change in control payments to the executive, to the extent these payments constitute “parachute payments” under Section 280G of the Code. Under these circumstances, the executives will remain subject to certain non-competition and non-solicitation restrictions for a one year period following their involuntary termination.

          Mr. Lively’s employment agreement and the change in control agreements provide that a “change in control” shall be deemed to occur if and when: (i) there occurs an acquisition in one or more transactions of at least 15% but less than 25% of the Company’s outstanding common stock by any person (as defined in Section 3(a)(9) of the Securities Act of 1934, as amended, and as used in Sections 13(d) and 14(d) thereof), or by two or more persons acting as a group (excluding officers and directors of the Company), and the adoption by the Board of Directors of a resolution declaring that a change in control of the Company has occurred; (ii) there occurs a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Company upon the consummation of which more than 50% in voting power of the voting securities of the surviving corporation(s) is held by persons other than former shareholders of the Company; or (iii) 25% or more of the directors elected by shareholders of the Company to the Board of Directors are persons who were not listed as nominees in the Company’s then most recent proxy statement.
          Impact of AARA on These Payments. As described in more detail below, the American Recovery and Reinvestment Act, which expands the executive compensation restrictions and limitations under the EESA, prohibits a Company that received an investment under the CPP from making any “golden parachute” payment to a senior executive officer or any of the next five most highly-compensated employees of the recipient, during the period in which any obligation arising from financial assistance provided the TARP remains outstanding. A “golden parachute” payment under ARRA means any payment to a senior executive officer for departure from a company for any reason, except for payments for services performed or benefits accrued. Although it is unclear how broadly these prohibitions will be extended when final regulations are promulgated by the U.S. Treasury, it is possible that these prohibitions will limit the Company’s ability to make payments to its Named Executive Officers upon the executive’s separation from service, whether before or after a change in control, under the terms of these employment agreements and change in control agreements.
          In connection with the Company’s participation in the CPP, each of the Company’s Named Executive Officers (other than Mr. Stewart) executed letter agreements with the Company on February 27, 2009 in which each Named Executive Officer agreed that (i) the Company is prohibited from paying any “golden parachute” payment to the Executive during any period that the Named Executive Officer is a senior executive officer of the Company and the U.S. Treasury holds any equity or debt securities of the Company issued in the CPP (the “CPP Covered Period”); (ii) any bonus or incentive compensation paid to the Named Executive Officer during the CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or performance metric criteria; and (iii) each of the Company’s benefit plans were amended with respect to the Named Executive Officer to the extent necessary to give effect to the limitations described above in this paragraph. Additionally, Mr. Lively agreed that, except for any bonus payment required to be paid to him pursuant to his employment agreement, during the CPP Covered Period, the Company may not pay to him or accrue on his behalf any bonus, retention award or incentive compensation except for long-term restricted stock that (i) does not fully vest during the CPP Covered Period; (ii) has a value in an amount that is not greater than 1/3 of his total amount of annual compensation; and (iii) is subject to such other terms and conditions as Treasury may determine is in the public interest.

Marc R. Lively
          The following table shows the potential payments upon termination or a change of control of the Company for Marc R. Lively.

				Termination
				for Good
				Reason or
		Involuntary		Involuntary
		Termination		Termination
		Without		Without
		Cause or		Cause
		Termination		Following a
		for Good	For Cause	Change in
Executive Benefits and	Retirement	Reason	Termination	Control			Death
Payments Upon	on	on	on	on	Disability on		on
Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008		12/31/2008
Non-equity Incentive Compensation	--	--	--	--	--		--
SERP(1)	$1,329,000	$1,329,000	--	$852,171	$1,329,000		$852,171
Accelerated Vesting of Options (2)	--	--	--	--	--		--

Accelerated Vesting of Restricted Stock (2)	--	--	--	$39,940	--		--

Cash Severance	--	$234,000 (3)	--	$692,215 (4)	$3,152,500	(5)	--

Insurance Benefits	--	$11,340 (6)	--	$11,340 (6)	$229,155	(7)	$25,000 (8)

Gross-Up Payment	--	--	--	$360,969 (9)	--		--

Total:	$1,329,000	$1,574,340	--	$1,956,635	$4,710,655		$877,171

(1)
Amount shown represents 100% of Mr. Lively’s SERP benefit, to be paid out in equal monthly installments over a 15-year period upon reaching age 65, except in the event of a change in control or death, in which case the amount shown is equal to the present value of Mr. Lively’s SERP benefit (applying a 6.5% discount rate), to be paid out in a lump sum.

(2)
Assumes accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated). Accelerated vesting of stock option amounts are calculated as the difference between the market price of our common stock on December 31, 2008 ($20.00 per share) and the respective exercise prices of in-the-money unvested stock options. Mr. Lively did not have any unvested in-the-money stock options as of December 31, 2008. The market price on December 31, 2008 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Amount equal to 12 months of Mr. Lively’s annual base salary at December 31, 2008, to be paid out in a lump sum.

(4)	Amount equal to 2.5 times Mr. Lively’s “base amount” (determined in accordance with Section 280G of the Code), to be paid out in a lump sum within 10 days of termination.

(5)
Amount shown assumes that bi-weekly disability payments equal to 2/3 of Mr. Lively’s bi-weekly rate of base salary will be made to Mr. Lively until he reaches age 65 (485 payments of approximately $6,500). Pursuant to his employment agreement, however, these payments would terminate earlier in the event of his (a) return to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability, (b) full-time employment by another employer or (c) death.

(6)	Pursuant to his employment agreement, the Company is required to provide continued life, medical, dental and disability coverage for a one year period following a termination of employment without cause/for good reason or in connection with a change in control. Amounts are based upon the types of insurance coverage the Company carried for Mr. Lively as of December 31, 2008 and the premiums in effect on such date.

(7)	Pursuant to his employment agreement, the Company is required to provide continued life, medical, dental and disability coverage for Mr. Lively in the event he becomes disabled. Amount shown assumes that insurance coverage will continue until he reaches age 65. Pursuant to his employment agreement, however, this coverage would terminate earlier in the event of his (a) return to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability, (b) full-time employment by another employer or (c) death.

(8)	Amount to be paid to Mr. Lively’s designated beneficiaries pursuant to the Company’s BOLI.

(9)	Calculated using maximum ordinary income tax rate of 35%.

Other Named Executive Officers
          The following table shows the potential payments upon termination under certain circumstances and a change in control of the Company for Dianne Scroggins, Carl B. Campbell, Michael J. Saporito and Louis E. Holloway.

Termination
Following a Change
Name	Retirement	in Control	Disability	Death
Executive Benefits and Payments Upon	on	on	on	on
Termination	12/31/2008	12/31/2008	12/31/2008	12/31/2008
Dianne Scroggins
Non-equity Incentive Compensation	--	--	--	--
SERP	--	$180,504(1)	$244,625(2)	$180,504(1)
Accelerated Vesting of Options (3)	--	--	--	--

Cash Severance	--	$131,068(4)	--	--
Insurance Benefits	--	--	--	$25,000(5)

Gross-Up Payment	--	$83,346(6)	--	--
Total:	--	$394,918	$244,625	$205,504

Michael J. Saporito
Non-equity Incentive Compensation	--	--	--	--
SERP	$65,550(7)	$241,840(1)	$327,750	$241,840(1)
Accelerated Vesting of Options (3)	--	--	--	--

Cash Severance	--	$196,042(4)	--	--
Insurance Benefits	--	--	--	$25,000(5)

Gross-Up Payment	--	--	--	--
Total:	$65,550	$437,882	$327,750	$266,840

Carl B. Campbell
Non-equity Incentive Compensation	--	--	--	--
SERP	$327,750(8)	$241,840(1)	$327,750	$241,840(1)
Accelerated Vesting of Options (3)	--	--	--	--

Cash Severance	--	$162,576(4)	--	--
Insurance Benefits	--	--	--	$25,000(5)

Gross-Up Payment	--	--	--	--
Total:	$327,750	$404,416	$327,750	$266,840

Louis E. Holloway
Non-equity Incentive Compensation	--	--	--	--
SERP	--	--	--	--
Accelerated Vesting of Options (3)	--	--	--	--

Cash Severance	--	--	--	--
Insurance Benefits	--	--	--	$25,000(5)

Gross-Up Payment	--	--	--	--
Total:	--	--	--	$25,000

(1)	Amounts shown are equal to the present value of the executive’s SERP benefit (applying a 6.5% discount rate), to be paid out in a lump sum.

(2)	Amount shown represents 100% of the executive’s SERP benefit, to be paid out in equal monthly installments over a 10-year period upon reaching age 65.

(3)
Assumes accelerated vesting of stock options is triggered upon a change of control (whether or not the executive’s employment is terminated). Accelerated vesting of stock option amounts are calculated as the difference between the market price of our common stock on December 31, 2008 ($20.00 per share) and the respective exercise prices of in-the-money unvested stock options. None of the executives had unvested, in-the-money stock options as of December 31, 2008.

(4)	Amount equal to 150% of the executive’s “base amount” (determined in accordance with Section 280G of the Code), to be paid out in a lump sum within 10 days of termination.

(5)	Amounts to be paid to the executive’s designated beneficiaries pursuant to the Company’s BOLI.

(6)	Calculated using maximum ordinary income tax rate of 35%.

(7)	The amount shown with respect to retirement represents 20% of Mr. Saporito’s SERP benefit, to be paid out in equal monthly installments over a 10-year period upon reaching age 65.

(8)	The amount shown represents 100% of Mr. Campbell’s SERP benefit, to be paid out in equal monthly installments over a 15-year period upon reaching 65.
            Effective July 14, 2008, Mr. Stewart resigned from his position as Senior Vice President and Senior Loan Officer of the Bank. In connection with his resignation, Mr. Stewart entered into a resignation agreement and general release with the Company pursuant to which, in exchange for his agreement to release any potential claims he may have against the Company, Mr. Stewart continued to receive his regular base salary and health care coverage until December 31, 2008. As a result of his resignation, Mr. Stewart forfeited all of his stock options (either because they were unvested or because Mr. Stewart failed to exercise them within the required time period, as applicable).

Director Compensation in 2008
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2008 to each of the Company’s non-employee directors:

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards(2)	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)	($)	($)	Earnings ($)	($)	($)
Eslick E. Daniel, MD	$29,450	--	$2,538	--	--	--	$31,988
Vasant G. Hari	$15,700	--	$2,538	--	--	--	$18,238
Roger Witherow	$24,000	--	$2,538	--	--	--	$26,538
Fred C. White	$29,150	--	$2,538	--	--	--	$31,688
Dinah C. Vire	$18,100	--	$2,538	--	--	--	$20,638
Bernard Childress	$13,350	--	$2,538	--	--	--	$15,888
Randy Maxwell	$21,150	--	$2,538	--	--	--	$23,688
H. Allen Pressnell, Jr.	$22,950	--	$2,538	--	--	--	$25,488
Stephen F. Walker	$22,950	--	$2,538	--	--	--	$25,488

(1)	Director compensation for Mr. Lively is reflected in the Summary Compensation Table of this proxy statement.

(2)
The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R. The grant date fair value of the option awards, computed in accordance with FAS 123R, for each of the directors was $8.46 per share, or $10,152. All grants of options to purchase the Company’s common stock were made under the Community First, Inc. 2005 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC. As of December 31, 2008, the aggregate number of option awards outstanding for each of the Company’s non-employee directors was as follows: Dr. Daniel (1,200); Mr. Hari (1,200); Mr. Witherow (1,200); Mr. White (1,200); Ms. Vire (1,200); Mr. Childress (8,000); Mr. Maxwell (8,000); Mr. Pressnell (8,000); and Mr. Walker (8,000). The exercise prices for these options range from $5.00 to $30.00.
The retainers and meeting fees paid to our directors are as follows:

	Current	Previous
Retainers and Fees	(2009)	(2008)

Board member retainer	$4,000	$4,000
Board meeting fee	$650	$650
Committee meeting fee (non-employee directors only)	$300	$300
Executive Committee retainer	$2,000	$2,000

SHAREHOLDER PROPOSALS
          A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company’s annual meeting of shareholders in 2010 and received at the Company’s executive offices no later than November 27, 2009 will be included in the Company’s proxy statement and form of proxy relating to such annual meeting.
          In addition, the Company’s Amended and Restated Bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the Company no later than December 22, 2009 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act of 1934. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 22, 2009, proxies solicited by the Board of Directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.
OTHER MATTERS
          Management of the Company does not know of any matters to be brought before the Shareholders Meeting other than those described in this Proxy Statement. If any other matters properly come before the Shareholders Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of the Board of Directors.
ANNUAL REPORT AND ADDITIONAL INFORMATION
          All stockholders of record on the record date will receive with this Proxy Statement a copy of our 2008 Annual Report to Shareholders. The Annual Report to Shareholders is not part of the proxy solicitation materials. Any shareholder who desires a copy of our 2008 Annual Report to Shareholders or our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, may obtain a copy without charge by visiting http://www.cfpproxy.com/6437, by addressing a request to: Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401, Attention: Dianne Scroggins or by calling (931) 380-2265.

PROXY CARD
REVOCABLE PROXY
COMMUNITY FIRST, INC.
PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 21, 2009.
          The undersigned, having received the Notice of Shareholders Meeting and the Proxy Statement dated March 27, 2009, hereby appoints MARC R. LIVELY and DIANNE SCROGGINS and each of them proxies with full power of substitution and revocation, to represent the undersigned and to vote all shares of Common Stock of Community First, Inc. (the “Company”) which the undersigned would be entitled to vote at the Shareholders Meeting to be held on Tuesday, April 21, 2009, beginning at 4:00 p.m. local time, at the Vest Hall located on the campus of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401, and any adjournment(s) thereof, as specified in this Proxy:
          Proxy solicited by and on behalf of the Board of Directors for the Shareholders Meeting to be held on Tuesday, April 21, 2009. The Company’s Board of Directors recommends a vote “FOR” each of the proposals.
1.
Proposal to elect the three (3) individuals listed below to the Board of Directors of Community First, Inc. as Class I directors, each to serve for a three (3) year term and until his or her successor is duly elected and qualified:

[ ]	FOR ALL OF THE NOMINEES

[ ]	WITHHOLD AUTHORITY FOR ALL OF THE NOMINEES

[ ]	FOR ALL EXCEPT See instruction below
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES, MARK “FOR ALL EXCEPT” ABOVE AND STRIKE A LINE THROUGH HIS OR HER NAME IN THE LIST BELOW:
Class I Directors
Randy Maxwell
H. Allen Pressnell, Jr.
Dinah C. Vire
2.	Proposal to approve the Company’s executive compensation programs and procedures in accordance with recently enacted “say on pay” regulations of the American Recovery and Reinvestment Act of 2009:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
3.	In their discretion the proxies are authorized to vote upon such other matters as may properly come before the Shareholders Meeting or any adjournments thereof.
* * * * * * * * * *
          Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted “FOR” approval of the Proposals.
          The Board of Directors knows of no other matters that may properly be or which are likely to come or be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in this proxy or their substitutes will vote in accordance with their best judgment on such matters. THIS PROXY SHOULD BE DATED, SIGNED BY THE SHAREHOLDER AS THE NAME APPEARS BELOW AND

RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. JOINT OWNERS SHOULD EACH SIGN PERSONALLY, AND TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN.
          THE BOARD OF DIRECTORS RECOMMENDS THAT ANY SHAREHOLDER DESIRING TO REVOKE HIS OR HER PROXY AND VOTE IN PERSON AT THE SHAREHOLDERS MEETING ARRIVE AT THE MEETING LOCATION BY 3:00 P.M., LOCAL TIME, TO FACILITATE CONFIRMATION OF NUMBER OF SHARES ELIGIBLE TO VOTE.

DATED: , 2009

Signature

Signature if held jointly

Please print or type your name
PLEASE SIGN, DATE AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE.
I WILL                      WILL NOT                      ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

Please return your signed Proxy to:

Community First, Inc. 501 South James M. Campbell Boulevard Columbia, Tennessee 38401 Attn: Dianne Scroggins